UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2017 (July 25, 2017)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on June 19, 2017, Net 1 UEPS Technologies, Inc. (‘Net1”), through one of its subsidiaries, Net1 Applied Technologies South Africa Proprietary Limited (“Net1 SA”), entered into a Subscription Agreement (the “Subscription Agreement”) with Cell C Proprietary Limited (“Cell C”), a leading mobile provider in South Africa. Pursuant to the Subscription Agreement, Net1 SA will subscribe for, subject to the satisfaction of closing conditions, approximately 75,000,000 class “A” shares of Cell C for an aggregate purchase price of ZAR 2.0 billion ($153.7 million) in cash.

On July 25, 2017, in connection with the Subscription Agreement, Net1 SA entered into a Master Implementation and Funds Flow Agreement (the “Master Agreement”) with the parties listed in Schedule 1 thereto. The Master Agreement regulates the implementation of the transactions contemplated by certain agreements, including, but not limited to, the Subscription Agreement, and the flow of funds under such agreements.

The foregoing description of the Master Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is attached hereto as Exhibit 10.77 and is incorporated herein by reference.

On July 25, 2017, the USD/ZAR exchange rate was $1.00/ ZAR13.01.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.77	Master Implementation and Funds Flow Agreement, dated July 25, 2017, among Net1 Applied Technologies South Africa Proprietary Limited and the other parties listed in Schedule 1 thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: July 31, 2017	By: /s/ Herman G. Kotzé
Name: Herman G. Kotzé
Title: Chief Executive Officer and
Chief Financial Officer